Exhibit 10.17

EXECUTION COPY

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of May 29, 2014, by and among (i) Boyd P. Gentry, a citizen of the state of Georgia (the “Executive”), (ii) AdCare Health Systems, Inc., a Georgia corporation (the “Company”), and (iii) Hughes, White, Kralicek, P.C., (the “Escrow Agent” and together with the Executive and the Company, sometimes referred to individually as a “Party” or collectively as the “Parties”).
WHEREAS, the execution and delivery of this Agreement is a condition to the consummation of the settlement contemplated by that certain Separation Agreement and General Release, dated as of May 29, 2014 (the “Separation Agreement”) by and between the Executive and the Company; unless the context otherwise requires, terms used in this Agreement that are capitalized and not otherwise defined in context will have the meanings given to them in the Separation Agreement; and
WHEREAS, in accordance with the terms of the Separation Agreement, the Parties have agreed that the Company shall deposit in escrow amounts in the aggregate equaling $521,166.50 (the “Deposit”), which amount is the sum of the Initial Deposit and the Monthly Deposits less applicable withholding and authorized deductions estimated as of the date hereof, to be held and disbursed by the Escrow Agent in accordance with the provisions of this Agreement;
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the Parties, intending to be legally bound, hereby covenant and agree as follows:
1.Appointment. The Executive and the Company hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.Deposit in Escrow. Subject to the execution and delivery of this Agreement by all Parties and the execution and delivery of the Separation Agreement by the Executive and the Company, the Company will deposit with, or cause to be deposited with, the Escrow Agent, by wire transfer of immediately available funds, the amounts set forth on Schedule I attached hereto on or before the dates required pursuant to Schedule I attached hereto (such amounts as may be adjusted by the Company pursuant to this Section 2, the “Escrow Funds”). The Escrow Agent will hold the Escrow Funds in a non-interest bearing escrow account and disburse the Escrow Funds as herein provided. Notwithstanding anything to the contrary in this Agreement, the amounts to be deposited with the Escrow Agent on each of December 1, 2014 and April 1, 2015 (each, an “Adjustment Date”), may be adjusted by the Company from the amounts set forth on Schedule I as follows: (i) the amount so deposited on each Adjustment Date will be decreased if, and to the extent, that the actual withholding obligations (in the aggregate) incurred through such Adjustment Date are greater than the estimated withholding obligations (in the aggregate) used to calculate the aggregate amount of the deposits to be made to the Escrow Agent through such Adjustment Date; or (ii) the amount so deposited on each Adjustment Date will be increased if, and to the extent, that the actual withholding obligations (in the aggregate) incurred through such Adjustment Date are less than the estimated withholding obligations (in the aggregate) used to calculate the amount of the deposits to be made to the Escrow Agent through such Adjustment Date. If any such adjustment is made, then the Company shall provide written notice to the Executive and the Escrow Agent explaining the amount of such adjustment and providing an updated calculation of actual withholding obligations through the applicable Adjustment Date.

3.Investment. The Escrow Agent will not invest the Escrow Funds in any manner.

4.Disposition; Termination. The Escrow Agent will distribute the Escrow Funds to the Executive via wire transfer in immediately available funds in amounts and dates as specified on Schedule II attached hereto (the “Distributions” and each a “Distribution”). The amount of any Distribution shall be adjusted as necessary to reflect any adjustments made by the company pursuant to Section 2. Upon delivery of the entire Escrow Funds through Distributions by the Escrow Agent in accordance with this Section 4, this Agreement shall terminate. Notwithstanding anything to the contrary in this Agreement, if the Executive revokes the Separation Agreement as set forth in Section 4(d) of the Separation Agreement, then this Agreement will be null and void in its entirety.

5.Escrow Agent. Escrow Agent shall not incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel given with respect to any questions relating to its duties and responsibilities or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice of instruction provided in this Escrow Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Escrow Agreement. Escrow Agent shall not incur any liability for any loss or fund due to bank or other depository failure, suspension or cessation of business or any action or inaction on the part of the bank or other depository. Escrow Agent is specifically authorized to refuse to act except upon the mutually compatible written instructions of Executive and Company. The Parties covenant and agree that in performing any of its duties under this Escrow Agreement, Escrow Agent shall not be liable for any loss, costs or damage which it may incur as a result of serving as Escrow Agent hereunder, except for any loss, costs or damage arising out of its willful default or gross negligence.

In the event of a dispute between any of the Parties sufficient in the sole discretion of Escrow Agent to justify its doing so, Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hands held under the terms of this Escrow Agreement, together with such legal pleadings as it deems appropriate, and thereupon be discharged. Escrow Agent shall be fully indemnified by the Parties for all its expenses, costs, and attorney’s fees incurred in connection with any interpleader action which Escrow Agent may file, in its sole discretion, to resolve any dispute as to this Escrow Agreement, or which may be filed against the Escrow Agent. Escrow Agent’s estimate of such costs, expenses or attorney’s fees, may be deducted from the Deposit, and the Parties hereby authorize and direct Escrow Agent to sever said estimate from the Deposit and acknowledge and agree that the interpleaded amount shall be the Deposit minus said estimate. The undersigned Parties hereby agree that upon a final judgment of any action with regard to a dispute as to this Escrow Agreement, Escrow Agent shall be reimbursed from the corpus of the amount interpleaded for any costs, expenses or attorney’s fees in excess of the said severed and retained estimate, and will remit to the parties to the action any excess amount remaining after payment of all Escrow Agent’s costs, expenses and attorney’s fees, in accordance with any directive contained within the final judgment. The Company and the Executive hereby consent to the Superior Court of Cobb County, Georgia, as the venue for said interpleader action, or any other civil action with regard to this Agreement.

6.Escrow Agent Compensation. The Escrow Agent is to be compensated in the following manner for the performance of its duties under this Agreement:

a.A one-time administrative escrow setup fee payable upon the first Distribution in the amount of $750.00 (the “Setup Fee”).

b.A $25.00 fee payable for each Distribution subsequent the first Distribution made in accordance with Section 4 (the “Distribution Fees”).

The Executive agrees to pay the Setup Fee and Distribution Fees as they arise. The Executive agrees and authorizes the Escrow Agent to deduct the Setup Fee and Distribution Fees from the related Distribution prior to disbursement to the Executive as scheduled on Schedule II attached hereto.
7.Automatic Succession; Resignation and Removal of the Escrow Agent.

a.Any company into which the Escrow Agent may be merged or with which it may be consolidated or any company to whom the Escrow Agent may transfer a substantial amount of its global escrow business, will be the successor to the Escrow Agent without the execution or filing of any paper or further act on the part of any Party, notwithstanding anything in this Agreement to the contrary.

b.The Escrow Agent may resign as escrow agent at any time with or without cause by giving written notice to the Executive and the Company, such resignation to be effective 30 days following the date such notice is given. In addition, the Executive and the Company may jointly remove the Escrow Agent as the escrow agent at any time with or without cause by a joint written instrument (which may be executed in counterparts), given to the Escrow Agent, which instrument must designate the effective date of such removal. If any such resignation or removal occurs, then a successor escrow agent will be appointed jointly by the Executive and the Company. Any such successor escrow agent shall deliver to the Executive and the Company a written instrument accepting such appointment and upon such delivery it will succeed to all of the rights and duties of the Escrow Agent under this Agreement and will be entitled to receive the Escrow Funds.

c.If the Executive and the Company are unable to agree upon a successor escrow agent or have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the date of the notice of resignation, then the then acting escrow agent shall petition any court of competent jurisdiction for the appointment of a successor escrow agent or other appropriate relief, and any such resulting appointment will be binding upon all of the Parties.

d.Upon written acknowledgment by any successor escrow agent of the receipt of the Escrow Funds, the then replaced escrow agent will be fully relieved of all duties, responsibilities and obligations under this Agreement except with respect to actions previously taken or omitted by such replaced escrow agent.

8.Indemnification of the Escrow Agent. In partial consideration of the Escrow Agent’s acceptance of this appointment, the Executive and Company will indemnify and hold the Escrow Agent harmless as to any liability incurred by it to any third party by reason of its having accepted such appointment or in carrying out the terms of this Agreement and will reimburse the Escrow Agent for all of its actual costs and expenses, including, among other things, actual attorneys’ fees and expenses, arising out of any matter for which the Escrow Agent is entitled to indemnification under this Section 8. Notwithstanding the foregoing, no indemnity need be paid in case of the Escrow Agent’s gross negligence, willful misconduct or willful breach of this Agreement. In the event that the Escrow Agent is entitled to reimbursement under this Section 8, the Executive and the Company will each pay one-half the amount of such reimbursement. This payment obligation division between Executive and Company is solely an agreement between said Parties and is not a limitation on the obligation of both Executive and Company to fully reimburse Escrow Agent under this Section 8.

9.Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:
If to Executive, addressed to:
Boyd P. Gentry
84 Palisades Road, N.E.
Atlanta, Georgia 30309

If to the Company, addressed to:
AdCare Health Systems, Inc.
1145 Hembree Road
Roswell, Georgia  30076
Attention: Chairman

If to the Escrow Agent, addressed to:
Hughes, White, Kralicek, P.C.
2300 Windy Ridge Parkway, Suite 570 South
Atlanta, Georgia 30339
Attention: Gregory D. Hughes

or at such other place or places or to such other person or persons as shall be designated in writing by the Parties in the manner provided above for notices.
10.Account Information.

a.The Executive acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to the Executive under this Agreement:

Executive’s bank account information:

Bank: SunTrust Bank
Account #: 1000041517276
ABA #: 061000104
Ref: B. Gentry Severance Payment

b.The Escrow Agent and the Executive acknowledge that the Company is authorized to use the following funds transfer instructions to deposit any funds to be deposited with the Escrow Agent under this Agreement:

Escrow Agent’s bank account information:

Bank Name: Synovus Bank Bank Address: 1695 Whittlesey Road Columbus, GA 31904 ABA#: 061100606 Account Name: Gregory D. Hughes Bank of North Georgia IOLTA Escrow Account Account Number: 100040328

11.Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Georgia, without giving effect to principles of conflicts of laws. The venue for any dispute arising out of or related to this Agreement shall be the Superior Court of Cobb County, Georgia, and the Parties each consent to the exercise of jurisdiction and venue by such courts.

12.Assignment. Neither this Agreement nor any of the rights and obligations of the Parties may be assigned by any party hereto without the prior written consent of the other Parties. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment or transfer in violation of this Section 12 shall be void. Notwithstanding the foregoing, the Executive may assign its rights under this Agreement, without the consent of the Company or the Escrow Agent.

13.Third Party Beneficiaries. Nothing in this Agreement is intended or will be construed to confer on any person other than the Parties or their successors and assigns any rights or benefits under this Agreement.

14.Headings. The headings in this Agreement are intended solely for the convenience of reference and will be given no effect in the construction or interpretation of this Agreement.

15.Exhibits. The Exhibits and other attachments hereto will be deemed to be a part of this Agreement.

16.Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered, in person or by telecopier, receipt acknowledged, or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (all of which shall be treated as an original executed counterpart) to the other Parties.

17.Amendment. No amendment of this Agreement is binding unless made in a written instrument that specifically refers to this Agreement and is signed by the Parties.

18.Entire Agreement. This Agreement and the Separation Agreement contain the entire understanding among the Parties and supersedes any prior understanding and agreements between them, in each case respecting this subject matter. There are no representations, agreements or understandings, oral or written, between or among the Parties relating to the subject matter of this Agreement or the Separation Agreement that are not fully expressed in herein or therein.

Notwithstanding the above, the Escrow Agent is not a party to, nor bound by, the Separation Agreement, and the Escrow Agent’s rights and obligations shall be solely governed by this Escrow Agreement.
[Signatures are set forth on the immediately following page.]

IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed as of the day and year first above written.

/s/ Boyd P. Gentry
Printed Name: Boyd P. Gentry

ADCARE HEALTH SYSTEMS, INC.: By: /s/ David A. Tenwick Printed Name: David A. Tenwick Its: Chairman

ESCROW AGENT: Hughes, White, Kralicek, P.C. /s/ Gregory D. Hughes By: Gregory D. Hughes, Esq.

[Signature page to Escrow Agreement]

SCHEDULE I

DEPOSIT SCHEDULE FOR COMPANY TO ESCROW AGENT

Deposit Number	Date Due	Amount
1	06/09/2014	$ 301,770.00
2	07/1/2014	$ 22,494.38
3	08/01/2014	$ 22,494.38
4	09/01/2014	$ 22,494.38
5	10/01/2014	$ 22,494.38
6	11/03/2014	$ 22,494.38
7	12/01/2014	$ 23,079.13 *
8	01/02/2014	$ 20,705.63
9	02/02/2015	$ 20,705.63
10	03/02/2015	$ 20,705.63
11	04/01/2015	$ 21,728.63*
Total Amount Deposited by Company to Escrow Agent		$ 521,166.50
* Subject to adjustment by the Company pursuant to Section 2 of the Escrow Agreement.

SCHEDULE II

DISBURSEMENT SCHEDULE FOR ESCROW AGENT TO EXECUTIVE

Disbursement Number	Date Due	Gross Payment to Executive	Less Escrow Fee to Escrow Agent	Net Distribution to Executive
1	12/01/2014	$ 300,104.00	$ 750.00	$ 299,354.00
2	01/02/2015	$ 46,012.50	$ 25.00	$ 45,987.50
3	02/02/2015	$ 47,965.50	$ 25.00	$ 47,940.50
4	03/02/2015	$ 50,437.00	$ 25.00	$ 50,412.00
5	04/01/2015	$ 49,987.50	$ 25.00	$ 49,962.50
6	05/01/2015	$ 26,660.00	$ 25.00	$ 26,635.00
Total Net Disbursement by Escrow Agent to Executive				$ 520,291.50